Exhibit 10.3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”), dated as of March 2, 2006 by and between A. Hadeed or his nominee and Gary O’Rourke (collectively, the “Purchaser”) and Devcon International Corp., a Florida corporation (“Seller”).

WHEREAS, Seller is the direct or indirect record and/or beneficial owner of the issued and outstanding shares of Antigua Masonry Products, Ltd., an Antigua corporation (“AMP”), described on Schedule A (the “Shares”), which Shares will be transferred to Purchaser at Closing, and AMP owns the shares of Antigua Cement, Ltd. (“ACL”) described on Schedule A, which AMP will continue to own after the Closing (collectively, the “Companies”); and

WHEREAS, Seller had reached agreement with Donald L. Smith, Jr. (“Smith”) to purchase the Shares, but Smith and Seller are willing to terminate such agreement (the “Smith Agreement”), subject to consummation of the transactions contemplated by this Agreement, with no consideration payable by either Smith or Seller to each other upon such termination, including any breakup fee; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Shares upon the terms and conditions set forth herein; and

WHEREAS, Purchaser has advised Seller that the ownership of AMP after the Closing (as hereinafter defined) will be A. Hadeed or his nominee – 90% and Gary O’Rourke – 10%.

NOW, THEREFORE, in consideration of the recitals herein before stated and the representations, warranties, covenants and agreements hereinafter set forth, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Purchaser and Seller do hereby agree as follows:

1. Purchase and Sale of the Shares; Closing.

(a) On March 2, 2006 or such earlier date as shall be mutually agreed upon by Seller and Purchaser (the “Closing”), and in consideration of Purchaser’s delivery of the Aggregate Purchase Price (as hereinafter defined) and on and subject to the terms and conditions of this Agreement, Seller will convey, transfer and assign to Purchaser, or cause such conveyance, transfer and assignment and Purchaser will purchase from Seller, the Shares, free and clear of any restrictions on transfer, liens, claims, demands, pledges, charges and encumbrances (collectively, “Liens”) whatsoever.

(b) The Closing of the transfer and sale of the Shares to Purchaser shall take place at the offices of Seller, 1350 E. Newport Center Drive, #201, Deerfield Beach, Florida 33442, or such other place as the parties shall mutually agree.

(c) At the Closing, Seller shall deliver the certificates for the Shares to Purchaser, duly endorsed or accompanied by stock powers.

(d) At the Closing, Purchaser shall deliver the Estimated Purchase Price (as hereinafter defined) payable to Seller by certified check or by wire transfer of immediately available funds (to an account specified by Seller in writing).

(e) At or prior to the Closing, AMP shall transfer the Assets set forth on Schedule B to Seller or such of Seller’s affiliates as Seller designates with the exception of those assets listed on Schedule B that are being dividended to AMP.

(f) At the Closing, AMP shall continue to own the shares of ACL set forth on Schedule A and if the parties hereto mutually agree, Seller shall cause the other shares of ACL set forth on Schedule A to be transferred to Purchaser for no additional consideration.

2. Purchase Price.

(a) In consideration for the Shares, the estimated purchase price shall be US$5,100,000 (the “Estimated Purchase Price”). The Estimated Purchase Price is subject to adjustment as set forth below and, as finally adjusted, will be the “Final Purchase Price”.

(b) Post-Closing Statement; Calculations.

(i) No more than 60 days after the first month end following the Closing, Seller will prepare and deliver to Purchaser a calculation (the “Post-Closing Statement”) of the Net Working Capital as of the date of Closing (the “Final Calculation Date”). For purposes hereof “Net Working Capital” shall mean the excess of the current assets of the Companies over the current liabilities of the Companies.

(ii) The Post-Closing Statement will be prepared in accordance with generally accepted accounting principles, consistently applied with prior periods.

(c) Purchaser will, and will cause each Company to, make available to Seller and its representatives, as reasonably requested by Seller, all books, records and other documents pertaining to the Companies deemed necessary or desirable by Seller in preparing the Post-Closing Statement and all personnel responsible for preparing or maintaining such books, records and documents. Seller and its independent certified public accountants may review the books, records and documents relating to the Companies and may make inquiry of Purchaser’s personnel responsible for such documents after Closing and representatives of Purchaser’s accountants. The Post-Closing Statement shall become final and binding upon, and deemed accepted by, Purchaser except to the extent Purchaser shall have notified Seller in writing within 45 days after receipt of the Post-Closing Statement (the “Notice Period”) of any objections that the Post-Closing Statement was not prepared in conformity with Section 2(b)(i). Such a notice under this Section 2(c) (“Disputes Notice”) shall specify in reasonable detail the items of the Post-Closing Statement which are being disputed by Purchaser, and a summary of the reasons for such dispute.

(d) Disputes; Final Closing Statement.

(i) Seller and Purchaser will attempt to resolve in good faith the disputes raised in any Disputes Notice. Any such dispute which cannot be resolved by them within 30 days after receipt of a Disputes Notice may, at the written request of either party (“Disputes Referral”), be referred to any impartial and independent, nationally or regionally recognized, certified independent public accounting firm mutually agreed upon by Seller and Purchaser (the “Disputes Auditor”) for decision, which decision on such dispute will be final and binding on both parties. If Seller and Purchaser cannot agree within 20 business days after a Disputes Referral on the identity of the Disputes Auditor, either party may require both parties to cause their respective independent public accountants to solicit such a firm to be the Disputes Auditor. The parties will use commercially reasonable efforts to cause the Disputes Auditor to render its decision within 45 days after the Disputes Referral.

(ii) The Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as accurately, efficiently and inexpensively as possible. The Disputes Auditor will in all cases use the Accounting Principles in resolving any dispute and will resolve only the specific disputes raised in the Disputes Notice. No party will disclose to the Disputes Auditor, and the Disputes Auditor will not consider for any purpose, any settlement offer made by any party. The parties will, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor.

(iii) The fees, costs and expenses of the Disputes Auditor shall be borne by Purchaser, on the one hand, and Seller on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually disputed by such party. For example, if Purchaser claims the Final Purchase Price is $1,000 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Purchaser, and if the Disputes Auditor ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60 percent (i.e., 300 ÷ 500) to Seller and 40 percent (i.e., 200 ÷ 500) to Purchaser.

(iv) The Post-Closing Statement, as adjusted pursuant to any agreement between the parties or pursuant to the decision of the Disputes Auditor, is herein referred to as the “Final Closing Statement”. The Final Closing Statement will become final and binding on the parties (i) if no Disputes Notice has been given within the Notice Period, upon the expiration of the Notice Period, or (ii) if a Disputes Notice has been given within the Notice Period, upon the resolution of all disputes set forth in the Disputes Notice by written agreement between Seller and Purchaser or the written decision of the Disputes Auditor.

(e) Adjustments. Promptly after the Final Closing Statement has become final and binding on Seller and Purchaser, the below adjustments shall be made to the Estimated Purchase Price to arrive at the Final Purchase Price:

(i) If the Net Working Capital determined in accordance with the Final Closing Statement (the “Final Net Working Capital”) is greater than $950,000, the Net Working Capital of the Companies as of December 31, 2005 (the “December 31 Net Working Capital”), the Estimated Purchase Price shall be increased by an amount equal to one hundred percent (100%) of such excess and Purchaser shall pay to Seller in cash an amount equal to such increase.

(ii) If the Final Net Working Capital is less than the December 31 Net Working Capital, Seller shall pay to Purchaser in cash an amount equal to the amount by which the December 31 Net Working Capital exceeds the Final Net Working Capital.

Any payments made pursuant to this Section 2(e) (the “Purchase Price Adjustment”), shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by Seller or Purchaser, as the case may be, within ten (10) days after the date upon which the Final Closing Statement is final and binding on the parties.

3. Representations and Warranties of Seller. In order to induce Purchaser to purchase the Shares, Seller hereby represents and warrants to Purchaser that:

(a) Authority; Enforceability. This Agreement has been duly executed and delivered by Seller, and Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement has been or will be prior to the Closing, duly authorized by the Board of Directors of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Title to the Shares. Seller has good, valid and unencumbered title to the Shares and is the sole and exclusive holder of record and beneficial owner of the Shares, free and clear of any Liens.

4. Representations and Warranties of Purchaser. In order to induce Seller to sell the Shares, Purchaser hereby represents and warrants to Seller that:

(a) Enforceability. This Agreement has been duly executed and delivered by Purchaser, and Purchaser has all requisite power and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Purchaser, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Purchaser’s Acknowledgement. Purchaser acknowledges that it and its officers, directors and shareholders are knowledgeable and experienced with respect to this industry and the Companies, in particular. In addition, Gary O’Rourke acknowledges that prior to the Closing he had management and operational control of the Companies. Accordingly, the Shares are being purchased “as is” and “where is.” Purchaser further acknowledges that preferred shares of AMP with a face value equal to EC 1,436,485 (USD $532,032 as of the date hereof) (the “Preferred Shares”) are outstanding and owned beneficially and of record by certain third parties, that such Preferred Shares are reflected as debt on AMP’s books and records and that Purchaser is purchasing the Companies and the operations and business thereof subject to such Preferred Shares and Purchaser will have sole responsibility in satisfying and discharges all obligations represented by such Preferred Shares.

5. Indemnification.

(a) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller and its successors, assigns, affiliates and subsidiaries, and their respective directors, officers, and employees (the “Seller Indemnified Parties”) harmless against any and all damages occasioned by, arising out of, resulting from or otherwise in connection with (i) any breach or default of a representation or warranty by, or covenant of Purchaser contained in this Agreement or in any certificate, instrument or agreement furnished pursuant to the Agreement, including Purchaser’s covenant pursuant to Section 7, and (ii) any and all liabilities and obligations of the Companies or their business, whether absolute, contingent or otherwise, except those liabilities set forth on Schedule C, which will be assumed by Seller or removed from the Companies prior to the Closing.

(b) Indemnification by Seller. Seller shall indemnify, defend and hold Purchaser and its successors, assigns, affiliates and subsidiaries, and their respective directors, officers, and employees harmless against any and all damages resulting from any assessment made by the Inland Revenue Service of Antigua and Barbuda that is inconsistent with the current tax liability of AMP and its subsidiaries for calendar year 2005 as is reflected in the computation of Final Net Working Capital.

6. Material and Supply Contract. For five years after the Closing, Purchaser agrees to sell to the Seller and its affiliates and its and their successors and assigns, goods, materials and supplies (i.e., ready-mix concrete, aggregate concrete block and cement materials and supplies) and services of the Purchaser; as requested by Seller or its affiliates and its and their successors and assigns, at the same prices and terms and conditions as those offered to Purchaser’s best and most significant customers.

7. Transfer Taxes. Purchaser agrees to pay all transfer taxes in connection with the sale and transfer of the Shares and, to the extent applicable, with respect to any assets of AMP or its subsidiaries. Payment of such taxes shall be the sole and exclusive responsibility of Purchaser.

8. Forwarding of Payments to Seller. To the extent AMP or Purchaser receives any payments with respect to the Assets transferred to Seller or Seller’s affiliates pursuant to Section 1(e), including without limitation payments made to AMP or Purchaser pursuant to the Note issued to Construction Technologies Ltd. by the National Housing Corporation of St. Kitts, the payments of which have been assigned to AMP by Construction Technologies Ltd., AMP or Purchaser, as the case may be, shall immediately forward such payments to Seller by certified check or by wire transfer of immediately available funds (to an account specified by Seller in writing).

9. Miscellaneous.

(a) Exchange of Preferred Shares, Termination of Smith Agreement. The parties hereto expressly acknowledge that, prior to Closing, all preferred shares of AMP that are owned directly or indirectly by Seller (which preferred shares, together with the Shares listed on Schedule A, constitute all of the currently outstanding shares of capital stock of AMP) will be exchanged such that AMP will receive such shares in exchange for the Assets set forth on

Schedule B. The parties hereto also expressly acknowledge that Seller is not in violation of this Agreement by reason of its prior execution and delivery of the Smith Agreement and that the termination of the Smith Agreement is a condition to closing of the transactions contemplated by this Agreement.

(b) Amendment; Assignment. This Agreement and the terms hereof may not be changed, modified, waived, discharged or terminated unless such change, modification, waiver, discharge or termination is in writing signed by the parties hereto. This Agreement may not be assigned by Purchaser without the written consent of Seller.

(c) Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the execution and delivery hereof.

(d) Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous understandings or agreements concerning the subject matter hereof.

(e) Severability. The provisions of this Agreement are severable and, if any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein.

(f) Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(g) Facsimile. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Antigua and Barbuda, without regard to principles of conflicts of laws, except that the provisions of Section 5 relating to indemnification shall be governed by the laws of the State of Florida. The parties hereto agree that any action brought by either party hereto in connection with the transactions contemplated herein shall be brought in Antigua, except that any action that involves a claim or counterclaim for indemnification shall be brought in the Federal or Florida State courts serving the Federal district and the Florida judicial circuit, respectively, wherein Broward County, Florida is located, and in the event of such indemnification, claim or counterclaim, the parties further agree that exclusive venue for any and all such legal actions and proceedings brought under this Agreement shall be Broward County, Florida.

(i) Further Assurances. Each party to this Agreement, upon the request of the other, agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(j) No Brokers. Each party represents to the other that it has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement nor incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders’ fees or commissions, with respect to the transactions contemplated by this Agreement.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SELLER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President

PURCHASER:

/s/ A. Hadeed A. Hadeed

/s/ Gary O’Rourke Gary O’Rourke

Schedule A

Shares of Capital Stock

Antigua Masonry Products, Ltd.

Shares owned by Seller	493,051 common shares

Antigua Cement, Ltd.

Shares owned by Antigua Masonry Products, Ltd	1,000 shares
Shares owned by Seller	1 share
Shares owned by Antigua Heavy Constructors, Ltd	1 share
Shares owned by VICBP	1 share

Schedule B

Assets Transferred to Seller Prior to Closing

1.	Any and all shares of Antigua Heavy Constructors, Ltd. owned by either of the Companies, except that the following assets of Antigua Heavy Constructors, Ltd. will be dividended to AMP prior to Closing:

Co asset no	Description	Mfg serial no	Internal Est Life	Internal In Svc Date	Asset G/L acct no	Dept #	Internal Acq Value	Internal Acc Dep	Internal NBV
								12/31/05	12/31/05
D06175	CAT 330 BLME EXCAVATOR	6DR04264	09 03	4/1/2002	17510	20059	176,176.93	71,423.10	104,753.83
D06175A	CAT 330 EXCAV CONVERSION	6DR04264	08 07	10/1/2002	17510	20059	14,000.00	5,300.98	8,699.02
D06303	JOHN DEERE 410G BACKHOE / LDR	TO410GX921306	10 00	10/1/2003	17510	20059	66,397.45	14,939.44	51,458.01
D06303A	J DEERE 410G DUTY/CUSTOMS	TO410GX921306	09 10	12/1/2003	17510	20059	25,093.13	5,316.33	19,776.80
D08516	NPK E213 HYDR HAMMER	65410	06 06	12/31/2004	17510	20059	35,100.00	5,400.00	29,700.00
D00863	2002 FORD F150 PICKUP TRUCK	1FTRX17242NB79388	03 03	10/31/2003	17520	20082	18,462.50	12,308.35	6,154.15
D00863A	2002 FORD F150 PICKUP DUTY/CUSTOMS	1FTRX17242NB79388	03 02	12/1/2003	17520	20082	13,277.66	8,735.31	4,542.35
D07952	SULLAIR 185 HDPQ COMPRESSOR	144716	08 00	11/1/2004	17510	20059	11,028.00	1,608.25	9,419.75
D08043	NPK H16X HYDR HAMMER	45536	00 00	12/31/2004	17510	20059	0.00	0.00	0.00
D12531	12” HYDR TRASH PUMP HEAD	H-12TA-5176	08 00	3/1/2004	17510	20059	11,082.47	2,539.73	8,542.74
D12500	HOLLAND 6” TRASH PUMP HEAD	#H-6TA-124	08 00	5/1/1991	17510	20059	5,054.00	5,054.00	0.00

							375,672.14	132,625.49	243,046.65

2.	Any and all notes payable to either of the Companies from PRCC.

3.	Payments made under the Note issued to Construction Technologies Ltd. by the National Housing Corporation of St. Kitts, the payments on which have been assigned by Construction Technologies Ltd. to AMP; and advances made by AMP to Construction Technologies Limited pursuant to the Road Project Funding Agreement dated September 28, 2004.

4.	All intercompany balances due from Seller or its affiliates to AMP or its subsidiary, ACL, being transferred to Purchaser.

Schedule C

Excluded Liabilities

1.	All intercompany balances due to Seller or its affiliates from AMP or its subsidiary, ACL, being transferred to Purchaser.